Exhibit 99.2

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”), is made and entered into as of March 25, 2005, by and between American Medical Security Group, Inc. (the “Company”) and Samuel V. Miller (“Employee”).

RECITALS

WHEREAS, Employee entered into an Employment Agreement with the Company, effective as of September 28, 2000, which was amended on September 28, 2000, January 1, 2004 and September 15, 2004 (as amended, the “AMS Employment Agreement”).

WHEREAS, the Company and Employee mutually agree to terminate the AMS Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The Company and Employee agree that, effective April 30, 2005 (the “Termination Date”), the AMS Employment Agreement shall be terminated, without cause, pursuant Section 3.1(a) of the AMS Employment Agreement, and any other employment agreements, arrangement or understandings, whether written or oral, between the Company and/or any of its affiliates, on the one hand, and Employee, on the other hand, shall be terminated.

2. In full satisfaction of all severance payments, benefits or other rights to which Employee is entitled upon termination, a change of control or otherwise under the Agreement or other policies of the Company, the Company shall provide Employee with the following:

(a) A lump sum payment in the amount of Three Million Nine Hundred Sixty Eight Thousand Two Hundred Forty Dollars ($3,968,240) payable upon execution of this Termination Agreement.

(b) Payment of any accrued but unpaid vacation time earned through the Termination Date.

(c) Reimbursement of expenses incurred through the Termination Date to which Employee is entitled under Section 2.6 of the Agreement.

(d) Purchase of individual medical, dental, long-term disability, and life insurance policies (one or more of which may be furnished directly by the Company) which shall provide the Employee and his dependents with substantially equivalent insurance coverage to each coverage that was in place immediately prior to the Termination Date for a period of three (3) years immediately following the Termination Date.

3. If any payments, distributions or benefits Employee receives pursuant to this Termination Agreement (“Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter referred to as the “Excise Tax”), then Employee shall be paid an additional payment (the “Gross-Up Payment”) in an amount that shall fund the payment by Employee of any Excise Tax on the Payment as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.

4. All stock options, restricted stock, restricted stock units or other equity-based awards granted to Employee under any of the equity-based plans of PacifiCare Health Systems, Inc. (collectively, the “Awards”) shall be canceled, and Employee shall not have any further rights with respect to such Awards.

5. Employee shall comply with the restrictive covenants set forth in Article V of the AMS Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement on this 25th day of March, 2005.

AMERICAN MEDICAL SECURITY GROUP

By:
Name:	Joseph S. Konowiecki
Title:	Executive Vice President,
Corporate Affairs, Secretary and
General Counsel

EMPLOYEE

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